UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 30, 2007

BRE Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-14306	94-1722214
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

525 Market Street, 4th Floor, San Francisco, CA	94105-2712
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (415) 445-6530

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02.	Results of Operations and Financial Condition.

On January 30, 2007, we issued a press release and supplemental financial data with respect to our financial results for the quarter and 12-month period ended December 31, 2006. Copies of the press release and supplemental financial data are furnished as Exhibit 99.1 and Exhibit 99.2 to this report, respectively. The information contained in this Item 2.02 and the attached Exhibit 99.1 and Exhibit 99.2 are furnished to, and not filed with, the Securities and Exchange Commission.

ITEM 8.01.	Other Events

On January 30, 2007 we reported operating results for the quarter and 12-month period ended December 31, 2006. All per share results are reported on a fully diluted basis.

Fourth Quarter 2006

Funds from operations (FFO), the generally accepted measure of operating performance for real estate investment trusts, totaled $32.6 million, or $0.62 per share, during fourth quarter 2006, as compared with $32.9 million, or $0.62 per share, for the quarter ended December 31, 2005. The fourth quarter 2005 FFO included a gain on sale of a minority interest in a partnership totaling approximately $4.6 million, or $0.09 per share. (A reconciliation of net income available to common shareholders to FFO is provided at the end of this release.)

Net income available to common shareholders for the fourth quarter totaled $12.8 million, or $0.25 per share, as compared with $13.9 million, or $0.27 per share, for the same period 2005.

Total revenues from continuing operations for the quarter were $84.6 million, as compared with $78.2 million a year ago. Adjusted EBITDA for the quarter totaled $56.3 million, as compared with $54.8 million in fourth quarter 2005. (A reconciliation of net income available to common shareholders to Adjusted EBITDA is provided at the end of this release.)

12 Months Ended December 31, 2006

For the year, FFO totaled $141.7 million, or $2.67 per share, as compared with $113.3 million, or $2.15 per share, for the 12-month period 2005. FFO for the 12 months ended December 31, 2006 included two nonroutine income items totaling $23.0 million, or $0.43 per share: (i) recoveries from a litigation settlement, totaling $19.5 million, or $0.36 per share; and (ii) income from gains on sales of excess land in Bellevue, Washington and Anaheim, California, totaling $3.5 million, or $0.07 per diluted share. FFO for 2005 included two nonroutine income items totaling $5.6 million, or $0.11 per share: (a) approximately $4.6 million, or $0.09 per share, of gains from the sale of a partnership interest; and (b) approximately $1.0 million, or $0.02 per share, of income received from the settlement of bankruptcy proceedings associated with VelocityHSI.

Net income available to common shareholders for the 12-month period totaled $102.3 million, or $1.96 per share, as compared with $63.1 million, or $1.22 per share, for the same period 2005. In addition to the two nonroutine income items referenced above for 2006, the 12-month results also included a net gain on sales totaling $38.3 million, or $0.73 per share. Results for the 12-month period in 2005 include a net gain on sales totaling $26.9 million, or $0.52 per share.

Total revenues from continuing operations for the 12 months ended December 31, 2006 were $330.0 million, as compared with $298.1 million for the same period in 2005. Adjusted EBITDA for the year totaled $218.5 million, as compared with $206.5 million in year 2005. (A reconciliation of net income available to common shareholders to Adjusted EBITDA is provided at the end of this release.)

Our positive year-over-year earnings and FFO results were driven primarily by improved same-store property-level operating results and income from acquisitions and newly developed properties. Positive overall net operating income (NOI) growth was offset by higher interest expense.

Year-over-year same-store NOI growth was 6.5% and 5.9% for the quarter and year-to-date periods, respectively. (A reconciliation of net income available to common shareholders to NOI is provided at the end of this release.) For the fourth quarter, same-store NOI increased $3.3 million relative to the same period in the prior year. Acquisition activities during 2005 increased fourth quarter 2006 NOI by $450,000, as compared with the same period in the prior year. Lease-up properties generated $1.1 million in additional NOI during the quarter, as compared with fourth quarter 2005.

3

Interest expense decreased to $19.4 million during fourth quarter 2006, from $20.6 million in fourth quarter 2005; and increased to $80.2 million, from $76.6 million in the respective 12-month periods. The year–over-year annual increase reflects the issuance of $460 million in convertible senior notes in August 2006 as well as a rising short-term interest rate environment.

Other Expenses recorded during 2006 totaled $1.1 million, or $0.02 per share, reflecting $561,000 of litigation-related charges and $576,000 associated with the early retirement of debt. Other Expenses recorded during the year ended December 31, 2005 totaled $2.7 million, or $0.05 per share, representing litigation-related charges.

Same-Store Property Results

We define same-store properties as stabilized apartment communities that we have owned for at least five full quarters. Of the 22,680 apartment units that we own directly, same-store units totaled 20,385 for the quarter and 19,104 for the year-to-date period.

On a year-over-year basis, overall same-store NOI growth was driven by revenue growth of 5.3% for the quarter and 6.2% for the annual period. In addition, NOI growth was supported by 71% operating margins for the quarter and 69% operating margins for the 12-month period. Average same-store market rent for fourth quarter 2006 increased 6.1% to $1,358 per unit, from $1,280 per unit in fourth quarter 2005. Same-store physical occupancy levels averaged 93% during fourth quarter 2006, as compared with 95% in the same period 2005. Rent concessions in the same-store portfolio remain small, totaling $280,000, or 2.3 days rent, for fourth quarter 2006 as compared with $400,000, or 2.4 days rent, for the prior year.

For the fourth quarter and year-to-date periods, property-level operating expense increased 2.5% and 7.0%, respectively. As reported during the year, items contributing to greater-than-normalized expense growth include resident turnover costs, payroll and property insurance.

4

On a sequential basis, same-store NOI growth was 3.3%, driven primarily by a reduction in operating expenses from the third quarter. Revenue and market rents were flat sequentially. Occupancy dropped to 93% in the fourth quarter, from 94% in the third quarter. Fourth quarter 2006 results reflect a return to normal seasonal patterns, which were not evident during the same period in 2005, at the initial stages of the multifamily sector recovery.

Acquisition and Development Activity

During fourth quarter 2006, we acquired Carmel Summit, with 246 units, located in San Diego, California, for a purchase price of approximately $53 million.

During fourth quarter 2006, the construction and delivery of units was completed at the Galleria at Towngate community, located in Moreno Valley, California. The property has 268 total apartment units, of which 190 units (or 71%) were occupied at the end of the quarter. For the year 2006, two additional Southern California development communities also were fully delivered and leased: The Heights in Chino Hills with 208 units, 192 (or 92%) of which are occupied; and Bridgeport Coast in Santa Clarita, with 188 units, 176 (or 94%) of which are occupied.

We currently have five communities under construction, with a total of 1,476 units, for an aggregate projected investment of $449.2 million and an estimated balance to complete totaling $206.7 million. Expected first delivery dates for these units range from first quarter 2007 through third quarter 2008. Four development communities are in Southern California; the other is located in Northern California.

We own four land parcels representing 718 units of future development, and an estimated aggregate investment of $214.7 million upon completion. Construction starts for the four parcels are expected to occur during 2007. The land parcels are located in Southern California, Northern California, and the Seattle, Washington metro area.

5

Subsequent to the end of the year, we acquired a 3.3-acre land site in Los Angeles for approximately $66.5 million. The site represents 645 units of future development, and an estimated total investment of $352 million upon completion. Due to the terms of a pre-existing purchase option contract, the asset has been consolidated in accordance with GAAP on our December 31, 2006 balance sheet.

6

BRE Properties, Inc.

Consolidated Balance Sheets

Fourth Quarter 2006

(Unaudited, dollar amounts in thousands except per share data)

	December 31, 2006	December 31, 2005
ASSETS
Real estate portfolio:
Direct investments in real estate:
Investments in rental properties	$2,726,159	$2,530,046
Construction in progress	242,509	171,423
Less: accumulated depreciation	(401,893)	(330,067)

	2,566,775	2,371,402

Equity interests in and advances to real estate joint ventures:
Investments in rental properties	38,846	10,088
Real estate held for sale, net	—	195,447
Land under development	146,659	62,458

Total real estate portfolio	2,752,280	2,639,395
Cash	10,082	18,543
Other assets	61,129	46,452

TOTAL ASSETS	$2,823,491	2,704,390

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Unsecured senior notes	$1,290,000	$980,000
Unsecured line of credit	115,000	301,000
Secured line of credit	75,000	75,000
Mortgage loans	188,910	204,574
Accounts payable and accrued expenses	77,192	55,999

Total liabilities	1,746,102	1,616,573

Minority interests	100,544	61,675

Shareholders' equity:
Preferred Stock, $0.01 par value; 20,000,000 shares authorized: 10,000,000 shares with $25 liquidation preference issued and outstanding at December 31, 2006 and December 31, 2005, respectively.	100	100
Common stock, $0.01 par value, 100,000,000 shares authorized. Shares issued and outstanding: 50,484,614 and 51,312,097 at December 31, 2006 and 2005, respectively.	505	513
Additional paid-in capital	976,240	1,025,529

Total shareholders' equity	976,845	1,026,142

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$2,823,491	$2,704,390

BRE Properties, Inc.

Consolidated Statements of Income

Quarters and Twelve Months Ended December 31, 2006 and 2005

(Unaudited, dollar and share amounts in thousands)

	Quarter ended 12/31/2006	Quarter ended 12/31/2005	Twelve months ended 12/31/2006	Twelve months ended 12/31/2005
REVENUE
Rental income	$80,953	$74,884	$315,145	$284,898
Ancillary income	3,607	3,298	14,823	13,235

Total revenue	84,560	78,182	329,968	298,133
EXPENSES
Real estate expenses	$24,674	$22,625	$102,534	$92,201
Depreciation	18,975	18,313	74,834	71,035
Interest expense	19,357	20,604	80,199	76,553
General and administrative	4,724	4,963	17,881	17,816
Other expenses	—	1,182	1,138	2,670

Total expenses	67,730	67,687	276,586	260,275
Other income	773	738	26,822	2,885

Income before minority interests, partnership income
and discontinued operations	17,603	11,233	80,204	40,743
Minority interests	(720)	(915)	(3,422)	(3,535)
Partnership income	409	4,673	1,150	5,075

Income from continuing operations	17,292	14,991	77,932	42,283
Discontinued operations:
Discontinued operations, net (1)	—	3,343	3,961	11,768
Net gain on sales	—	—	38,302	26,897

Total discontinued operations	—	3,343	42,263	38,665
NET INCOME	$17,292	$18,334	$120,195	$80,948
Dividends attributable to preferred stock	4,468	4,468	17,873	17,873

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$12,824	$13,866	$102,322	$63,075

Net income per common share—basic	$0.25	$0.27	$2.01	$1.24

Net income per common share—assuming dilution	$0.25	$0.27	$1.96	$1.22

Weighted average shares outstanding—basic	50,410	51,240	50,925	50,930

Weighted average shares outstanding—assuming dilution	51,610	52,190	52,150	51,790

(1)	Details of net earnings from discontinued operations. For 2006 includes seven properties held for sale and contributed to a joint venture in April 2006. For 2005 also includes results from three properties sold during the first six months of 2005.

	Quarter ended 12/31/2006	Quarter ended 12/31/2005	Twelve months ended 12/31/2006	Twelve months ended 12/31/2005
Rental and ancillary income	—	$5,082	$6,646	$23,172
Real estate expenses	—	(1,739)	(2,685)	(8,163)
Depreciation	—	—	—	(3,241)

Income from discontinued operations, net	—	$3,343	$3,961	$11,768

BRE Properties, Inc.

Non-GAAP Financial Measure Reconciliations and Definitions

(Dollar amounts in thousands)

This document includes certain non-GAAP financial measures that management believes are helpful in understanding our business, as further described below. BRE's definition and calculation of non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable. The non-GAAP financial measures should not be considered an alternative to net income or any other GAAP measurement of performance and should not be considered an alternative to cash flows from operating, investing or financing activities as a measure of liquidity.

Funds from Operations (FFO)

FFO is used by industry analysts and investors as a supplemental performance measure of an equity REIT. FFO is defined by the National Association of Real Estate Investment Trusts as net income or loss (computed in accordance with accounting principles generally accepted in the United States) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated real estate assets, plus depreciation and amortization of real estate assets and adjustments for unconsolidated partnerships and joint ventures. We calculate FFO in accordance with the NAREIT definition.

We believe that FFO is a meaningful supplemental measure of our operating performance because historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation. Because real estate values have historically risen or fallen with market conditions, management considers FFO an appropriate supplemental performance measure because it excludes historical cost depreciation, as well as gains or losses related to sales of previously depreciated property, from GAAP net income. By excluding depreciation and gains or losses on sales of real estate, management uses FFO to measure returns on its investments in real estate assets. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited.

Management also believes that FFO, combined with the required GAAP presentations, is useful to investors in providing more meaningful comparisons of the operating performance of a company’s real estate between periods or as compared to other companies. FFO does not represent net income or cash flows from operations as defined by GAAP and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered an alternative to net income as an indicator of the REIT’s operating performance or to cash flows as a measure of liquidity. Our FFO may not be comparable to the FFO of other REITs due to the fact that not all REITs use the NAREIT definition.

	Quarter Ended 12/31/06	Quarter Ended 12/31/05	Twelve Months Ended 12/31/06	Twelve Months Ended 12/31/05
Net income available to common shareholders	$12,824	$13,866	$102,322	$63,075
Depreciation from continuing operations	18,975	18,313	74,834	71,035
Depreciation from discontinued operations	—	—	—	3,241
Minority interests	720	915	3,422	3,535
Depreciation from unconsolidated entities	262	209	844	836
Net gain on investments	—	—	(38,302)	(26,897)
Less: Minority interests not convertible to common	(229)	(405)	(1,446)	(1,495)

Funds from operations	$32,552	$32,898	$141,674	$113,330

Diluted shares outstanding—EPS	51,610	52,190	52,150	51,790
Net income per common share—diluted	$0.25	$0.27	$1.96	$1.22

Diluted shares outstanding—FFO	52,570	53,210	53,125	52,810
FFO per common share—diluted	$0.62	$0.62	$2.67	$2.15

BRE Properties, Inc.

Non-GAAP Financial Measure Reconciliations and Definitions

(Dollar amounts in thousands)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined by BRE as EBITDA, excluding minority interests, gains or losses from sales of investments, preferred stock dividends and other expenses. We consider EBITDA and Adjusted EBITDA to be appropriate supplemental measures of our performance because they eliminate depreciation, interest, and, with respect to Adjusted EBITDA, gains (losses) from property dispositions, nonroutine items, and other charges, which permits investors to view income from operations without the impact of noncash depreciation or the cost of debt, or with respect to Adjusted EBITDA, other non-operating items described above.

Because EBITDA and Adjusted EBITDA exclude depreciation and amortization and capture neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of EBITDA and Adjusted EBITDA as measures of our performance is limited. Below is a reconciliation of net income available to common shareholders to EBITDA and Adjusted EBITDA:

	Quarter ended 12/31/06	Quarter ended 12/31/05	Twelve Months Ended 12/31/06	Twelve Months Ended 12/31/05
Net income available to common shareholders	$12,824	$13,866	$102,322	$63,075
Interest	19,357	20,604	80,199	76,553
Depreciation	18,975	18,313	74,834	74,276

EBITDA	51,156	52,783	257,355	213,904
Minority interests	720	915	3,422	3,535
Net gain on sales	—	—	(38,302)	(26,897)
Gain on sales of land	—	—	(3,485)	—
Gain on sale of partnership interest	—	(4,575)	—	(4,575)
Dividends on preferred stock	4,468	4,468	17,873	17,873
Other expenses	—	1,182	1,138	2,670
Red Hawk Settlement	—	—	(19,500)	—

Adjusted EBITDA	$56,344	$54,773	$218,501	$206,510

Net Operating Income (NOI)

We consider community level and portfolio-wide NOI to be an appropriate supplemental measure to net income because it helps both investors and management to understand the core property operations prior to the allocation of general and administrative costs. This is more reflective of the operating performance of the real estate, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Because NOI excludes depreciation and does not capture the change in the value of our communities resulting from operational use and market conditions, nor the level of capital expenditures required to adequately maintain the communities (all of which have real economic effect and could materially impact our results from operations), the utility of NOI as a measure of our performance is limited. Other equity REITs may not calculate NOI consistently with our definition and, accordingly, our NOI may not be comparable to such other REITs' NOI. Accordingly, NOI should be considered only as a supplement to net income as a measure of our performance. NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. NOI also should not be used as a supplement to or substitute for cash flow from operating activities (computed in accordance with GAAP).

	Quarter ended 12/31/06	Quarter ended 12/31/05	Twelve Months Ended 12/31/06	Twelve Months Ended 12/31/05
Net income available to common shareholders	$12,824	$13,866	$102,322	$63,075
Interest	19,357	20,604	80,199	76,553
Depreciation	18,975	18,313	74,834	74,276
Minority interests	720	915	3,422	3,535
Net gain on sales	—	—	(38,302)	(26,897)
Dividends on preferred stock	4,468	4,468	17,873	17,873
General and administrative expense	4,724	4,963	17,881	17,816
Other expenses	—	1,182	1,138	2,670

NOI	$61,068	$64,311	$259,367	$228,901

Less Non Same-Store NOI	6,341	12,922	66,850	47,036

Same-Store NOI	$54,727	$51,389	$192,517	$181,865

ITEM 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
99.1	Press release of BRE Properties, Inc. dated January 30, 2007, including attachments.

99.2	Supplemental Financial data dated January 30, 2007, including attachments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRE Properties, Inc. (Registrant)

Date: January 31, 2007	/s/ Edward F. Lange, Jr.
Name: Edward F. Lange, Jr.

Exhibit Index

99.1	Press release of BRE Properties, Inc. dated January 30, 2007, including attachments.

99.2	Supplemental Financial data dated January 30, 2007, including attachments.